Exhibit 2.1

Agreement and Plan of Merger

Between

Shoreline Financial Corporation

and

Chemical Financial Corporation

Dated as of August 21, 2000

TABLE OF CONTENTS

ARTICLE I - THE TRANSACTION		1
1.1	Merger of Shoreline with and into Chemical	1
1.2	The Closing	2
1.3	Effective Time of the Merger	2
1.4	Additional Actions	2
1.5	Surviving Corporation	2

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES		3
2.1	Conversion of Shares	3
2.2	Upset Provision	4
2.3	Rights in Upset Condition	5
2.4	Adjustments	6
2.5	Increase in Outstanding Shares of Shoreline Common Stock	7
2.6	Decrease in Shoreline's Shareholders' Equity	8
2.7	Cessation of Shareholder Status	9
2.8	Surrender of Old Certificates and Distribution of Chemical Common Stock	9
2.9	No Fractional Shares	11
2.10	Stock Options	11

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES		12
3.1	Authorization, No Conflicts, Etc.	12
3.2	Organization and Good Standing	13
3.3	Subsidiaries	13
3.4	Capital Stock	13
3.5	Chemical Common Stock	13
3.6	Financial Statements	14
3.7	Call Reports.	14
3.8	Absence of Undisclosed Liabilities	14
3.9	Absence of Material Adverse Change	14
3.10	Absence of Litigation	15
3.11	Regulatory Filings	15
3.12	Registration Statement, Etc.	15
3.13	Investment Bankers and Brokers	16
3.14	Accounting and Tax Treatment	16
3.15	Agreements With Bank Regulators	16
3.16	Reserve for Loan Losses	16
3.17	Conduct of Business	16
3.18	Environmental Matters	17
3.19	Public Communications; Securities Offering	18
3.20	True and Complete Information	18

ARTICLE IV - SHORELINE'S REPRESENTATIONS AND WARRANTIES		18
4.1	Authorization, No Conflicts, Etc.	18

i

4.2	Organization and Good Standing	19
4.3	Subsidiaries	19
4.4	Capital Stock	20
4.5	Financial Statements.	21
4.6	Absence of Undisclosed Liabilities	22
4.7	Absence of Material Adverse Change	22
4.8	Absence of Litigation	22
4.9	No Indemnification Claims	22
4.10	Conduct of Business	22
4.11	Contracts	23
4.12	Regulatory Filings	23
4.13	Registration Statement, Etc.	23
4.14	Agreements With Bank Regulators	24
4.15	Tax Matters	24
4.16	Title to Properties	25
4.17	Condition of Real Property	26
4.18	Real and Personal Property Leases	27
4.19	Required Licenses, Permits, Etc.	27
4.20	Material Contracts and Change of Control	27
4.21	Certain Employment Matters	28
4.22	Employee Benefit Plans	29
4.23	Environmental Matters	30
4.24	Duties as Fiduciary	32
4.25	Investment Bankers and Brokers	32
4.26	Fairness Opinion	32
4.27	Shoreline-Related Persons	32
4.28	Change in Business Relationships	33
4.29	Insurance	33
4.30	Books and Records	33
4.31	Loan Guarantees	33
4.32	Events Since December 31, 1999	34
4.33	Allowance for Loan Losses	34
4.34	Loan Origination and Servicing	34
4.35	Public Communications; Securities Offering	35
4.36	No Insider Trading	35
4.37	Joint Ventures; Strategic Alliances	35
4.38	Policies and Procedures	35
4.39	Accounting and Tax Treatment	35
4.40	True and Complete Information	35

ARTICLE V - COVENANTS PENDING CLOSING		35
5.1	Disclosure Statements; Additional Information	36
5.2	Changes Affecting Representations	36
5.3	Shoreline's Conduct of Business Pending the Effective Time	37
5.4	Approval of Plan of Merger by Chemical Shareholders	39

5.5	Approval of Plan of Merger by Shoreline Shareholders	40
5.6	Regular Dividends	41
5.7	Technology-Related Contracts	41
5.8	Affiliates	42
5.9	Indemnification and Insurance	42
5.10	Exclusive Commitment	43
5.11	Registration Statement	44
5.12	Other Filings	45
5.13	Miscellaneous Agreements and Consents	45
5.14	Access and Investigation	45
5.15	Confidentiality	46
5.16	Environmental Investigation	46
5.17	Termination of Employee Benefit Plans	47
5.18	Implementation Agreements	47
5.19	Accounting and Tax Treatment	48
5.20	Public Announcements	48

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS		49
6.1	Renewal of Representations and Warranties, Etc.	49
6.2	Opinion of Legal Counsel	49
6.3	Required Regulatory Approvals	49
6.4	Shareholder Approval	49
6.5	Order, Decree, Etc.	50
6.6	Proceedings	50
6.7	Tax Matters	50
6.8	Registration Statement	50
6.9	Certificate as to Outstanding Shares	50
6.10	Change of Control Waivers	50
6.11	Pooling-of-Interests	51
6.12	Adjusted Shareholders' Equity	51

ARTICLE VII - CONDITIONS PRECEDENT TO SHORELINE'S OBLIGATIONS		51
7.1	Renewal of Representations and Warranties, Etc.	51
7.2	Opinion of Legal Counsel	52
7.3	Required Regulatory Approvals	52
7.4	Shareholder Approval	52
7.5	Order, Decree, Etc.	52
7.6	Tax Matters	52
7.7	Registration Statement	53
7.8	Fairness Opinion	53
7.9	Listing of Shares	53
7.10	Pooling-of-Interests.	53

ARTICLE VIII - ABANDONMENT OF MERGER		53
8.1	Mutual Abandonment	53

8.2	Upset Date	53
8.3	Chemical's Rights to Terminate	53
8.4	Shoreline's Rights to Terminate	54
8.5	Effect of Termination	54

ARTICLE IX - MISCELLANEOUS		55
9.1	"Material Adverse Effect" Defined	55
9.2	"Knowledge" Defined	55
9.3	Nonsurvival of Representations, Warranties, and Agreements	55
9.4	Amendment	56
9.5	Expenses	56
9.6	Specific Enforcement	56
9.7	Jurisdiction; Jury	56
9.8	Waiver	56
9.9	Notices	56
9.10	Governing Law	57
9.11	Entire Agreement	57
9.12	Third Party Beneficiaries	57
9.13	Counterparts	57
9.14	Further Assurances; Privileges	57
9.15	Headings, Etc.	58
9.16	Calculation of Dates and Deadlines	58
9.17	Severability	58

EXHIBITS

Form of Stock Option Agreement	A
Schedule of Additional Information	B
Form of Affiliate Agreement of Shoreline	C
Form of Affiliate Agreement of Chemical	D
Opinion of Shoreline's Counsel	E
Designated Contracts	F
Opinion of Chemical's Counsel	G

INDEX

Adjusted Rate	6
Acceptance Period	6
Acquisition Proposal	43
Adjusted Shareholders' Equity	8
AMEX	4
Business Day	2
Call Reports	21
Certificate of Merger	2
Chemical	1

Chemical Adjustment Factor	6
Chemical Common Stock	3
Chemical Disclosure Statement	12
Chemical Premises	17
Chemical Shareholders' Meeting	40
Chemical's Financial Statements	14
Closing	2
Closing Balance Sheet	9
Closing Report	9
Constituent Corporation	1
Control	19
Crowe	9
Designated Contracts	51
Effective Time	2
Employee Benefit Plan	29
Employment-Related Payments	28
Ex-Date	55
Environmental Laws	17
Environmental Risk	47
ERISA	29
Exchange Ratio	3
Exchange Agent	10
Exchange Act	35
Exercise Period	5
FDIA	13
Federal Reserve Board	13
Federal Bank Holding Company Act	13
Fiduciary Event	40
Final Chemical Price	4
Final Index Price	5
Final Statement Date	9
Floor Chemical Price	4
GAAP	8
Hazardous Substances	18
Implementation Agreements	48
Increase Notice	6
Index Companies	5
Initial Chemical Price	4
Initial Index Date	4
Initial Index Price	4
Internal Revenue Code	1
IRS	25
Keefe	32
Material Adverse Effect	55
Merger	1

v

Michigan Act	1
Michigan Banking Code	13
Nasdaq	2
NYSE	4
Old Certificates	9
Option Agreement	1
Option Plans	8
PBGC	29
Permitted Issuances	8
Phase II and III Work	47
Phase I	46
Plan of Merger	1
Premises	31
Prospectus and Proxy Statement	15
Registration Statement	15
SEC	15
Securities Act	42
Shareholders' Meetings	15
Shoreline	1
Shoreline Affiliate Agreements	42
Shoreline Common Stock	3
Shoreline Disclosure Statement	18
Shoreline's Financial Statements	21
Shoreline Insurance	18
Shoreline's Leases	27
Shoreline's Leased Real Property	26
Shoreline Pension Plan	29
Shoreline Plans	47
Shoreline's Real Property	26
Shoreline-Related Person	32
Shoreline's Representatives	32
Shoreline Shareholders' Meeting	40
Stock Distribution	5
Subsidiaries	19
Superior Proposal	40
Surviving Corporation	1
Tax Returns	24
Taxes	24
Technology-Related Contracts	41
Transaction Documents	15
Unexercised Options	11
Upset Condition	4

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (this "Plan of Merger") is made as of August 21, 2000, between Shoreline Financial Corporation, a Michigan corporation, headquartered at 823 Riverview Drive, Benton Harbor, Michigan 49022 ("Shoreline"), and Chemical Financial Corporation, a Michigan corporation ("Chemical"), headquartered at 333 East Main Street, Midland, Michigan 48640.

                    Chemical and Shoreline desire that Shoreline and its subsidiaries become affiliated with Chemical. The affiliation would be effected through the merger of Shoreline with and into Chemical in accordance with this Plan of Merger and the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"). The transactions contemplated by, and described in, this Plan of Merger are referred to as the "Merger."

                    It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the " Internal Revenue Code"). It is also intended that, for accounting and financial reporting purposes, the Merger shall be accounted for as a pooling-of-interests.

                    As a condition to, and concurrently with the execution of, this Plan of Merger, Shoreline and Chemical are entering into a Stock Option Agreement attached as Exhibit A (the " Option Agreement"). Shoreline's execution and delivery of the Option Agreement is an inducement for Chemical to enter into this Plan of Merger.

                    In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:

ARTICLE I - THE TRANSACTION

                    Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

          1.1          Merger of Shoreline with and into Chemical. Subject to the terms and conditions herein, at the Effective Time, Shoreline shall be merged with and into Chemical. Shoreline and Chemical are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Chemical (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act with respect to the merger of domestic corporations. If Chemical is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Chemical from a financial, tax, or accounting perspective, then Shoreline shall cooperate with Chemical to effect a restructuring of these transactions; provided, that such restructuring is presented prior to the Shareholders' Meeting (as defined below), the Merger continues to qualify as a tax-free reorganization under the Internal Revenue Code, the Effective Time of the Merger is not delayed by more than 30 days, and the alternative structure does not alter or change the amount or kind of consideration to be issued to Shoreline's shareholders.

          1.2          The Closing. The "Closing" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Chemical at Midland, Michigan, commencing at 11 a.m. on the earliest date specified by either Chemical or Shoreline upon five Business Days' (defined below) written notice (or at the election of Chemical, on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by the shareholders of Shoreline and Chemical. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Chemical or Shoreline as set forth in Articles VI and VII, respectively. Upon completion of the Closing, Shoreline and Chemical shall each promptly execute and file the certificate of merger as required by the Michigan Act to effect the Merger (the "Certificate of Merger"). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party.

          1.3          Effective Time of the Merger. The Merger shall be consummated following the Closing by filing the Certificate of Merger in the manner required by law. The "Effective Time" of the Merger shall be as of the time and date to be elected by Chemical and specified in the Certificate of Merger, but not later than five Business Days after the Closing occurs. As used in this Plan of Merger, the term "Business Day " means any day other than a day on which The Nasdaq Stock Market ("Nasdaq") is closed.

          1.4          Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Shoreline acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Shoreline hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of Shoreline to take any and all such actions contemplated by this Plan of Merger.

          1.5          Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.5.1          Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

          1.5.2          Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Chemical as in effect immediately prior to the Effective Time, without change.

          1.5.3          Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Chemical as in effect immediately prior to the Effective Time, without change.

          1.5.4          Officers. The officers of Chemical immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with Chemical.

          1.5.5          Directors. From and after the Effective Time, until duly changed in compliance with applicable law and the articles of incorporation of Chemical, the Board of Directors of Chemical shall consist of eleven (11) persons, including Mr. Dan L. Smith and two (2) other members of the Shoreline Board of Directors selected by Shoreline and subject to approval by the Board of Directors of Chemical, which approval shall not be unreasonably withheld.

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

                    Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all Common Stock of Shoreline ("Shoreline Common Stock") shall be converted into Common Stock, $1.00 par value, of Chemical ("Chemical Common Stock") as follows:

          2.1          Conversion of Shares. As of the Effective Time:

          2.1.1          Conversion of Shoreline Common Stock. Except as provided in this Article II, each share of Shoreline Common Stock outstanding immediately prior to the Effective Time shall be converted automatically into and become 0.64 (the "Exchange Ratio") shares of validly issued, fully paid, and non-assessable Chemical Common Stock.

          2.1.2          No Conversion of Chemical Common Stock. Each share of Chemical Common Stock outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.

          2.1.3          Stock Held by Chemical. Each share of Shoreline Common Stock, if any, held by Chemical or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Chemical or any of its subsidiaries, shall be canceled and no consideration shall be issuable or payable with respect to any such share.

          2.1.4          Shoreline Common Stock No Longer Outstanding. Each share of Shoreline Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of Shoreline Common Stock shall thereafter represent only the right to receive shares of Chemical Common Stock into which such shares of Shoreline Common Stock were converted, together with any dividends and other distributions payable as provided in Section (Dividends Pending Surrender), but subject to payment of cash in lieu of fractional shares.

          2.2          Upset Provision. After a Closing is properly called pursuant to Section (The Closing), the "Upset Condition " shall exist if both of the following conditions then exist:

          (a)          The Final Chemical Price (defined below) is less than $19.55 (the "Floor Chemical Price "); and

          (b)          The number determined by dividing the Final Chemical Price by $23.00 (the "Initial Chemical Price ") is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below).

          2.2.1          Final Chemical Price. The "Final Chemical Price " means the average of the closing prices per share of Chemical Common Stock reported on Nasdaq for the twenty (20) consecutive full trading days ending on the sixth Business Day prior to the date of the Closing (the "Pricing Period "), as reported in the Dow Jones News/Retrieval system, or other equally reliable means.

          2.2.2          Initial Index Price. The "Initial Index Price " means the average of the closing prices per share of each of the common stocks of the Index Companies (defined below) as reported on New York Stock Exchange ("NYSE"), Nasdaq, or the American Stock Exchange ("AMEX ") on August 18, 2000 ("Initial Index Date "). The Initial Index Price computed as of August 18, 2000 is presented below as an illustration of the method of computation, but is subject to adjustment as provided in Sections (Index Adjustments).
Financial Institution	Ticker Symbol	Closing Price - 8/18/00
Citizens Banking Corporation	CBCF	$21.4375
Republic Bancorp, Inc.	RBNC	$8.4375
Independent Bank Corporation	IBCP	$16.9375
BancFirst Ohio	BFOH	$14.5000
Integra Banc Corporation	IBNK	$19.1875
Irwin Financial Corporation	IRWN	$16.1250
1st Source Corporation	SRCE	$18.6250
AMCORE Financial, Inc.	AMFI	$17.4375
First Financial Bancorp	FFBC	$17.5000
Mississippi Valley Bancshares, Inc.	MVBI	$24.5000

Financial Institution	Ticker Symbol	Closing Price - 8/18/00
Second Bancorp, Incorporated	SBCD	$14.9375
Mid-America Bancorp	MAB	$25.8750
Area Bancshares Corporation	AREA	$20.8125
Average		$18.1779

The term "Index Companies " refers to the companies listed above, as the list may be modified under Section (Index Exclusions).

          2.2.3          Final Index Price. The "Final Index Price " means the average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, Nasdaq, or AMEX for each trading day during the Pricing Period.

          2.2.4          Index Adjustments. If any Index Company declares a stock dividend, stock split, or stock split-up (any such event being a "Stock Distribution ") of its common stock for which the ex-dividend date, ex-split date, ex-distribution date or other comparable date (the "Ex-Date ") occurs between the Initial Index Date and the end of the Pricing Period, then for purposes of the definitions in Section (Upset Provision) the closing prices for such common stock as of the Initial Index Date and each date during the Pricing Period prior to the Ex-Date shall be adjusted so as to be comparable as of the Initial Index Date and throughout the Pricing Period in the same manner as is described in Section (Stock Dividends and Distributions) for any Stock Distribution.

          2.2.5          Index Exclusions. There shall be excluded from the list of Index Companies any company as to which, between the Initial Index Date and the end the Pricing Period, there occurs or there is publicly announced (a) a proposed merger, acquisition, or business combination in which that company is not or will not be the survivor, (b) a tender offer, exchange offer, other transaction involving the acquisition of a majority of that company's common stock or assets, or (c) a reclassification, recapitalization, subdivision, spin-off, split-up, or combination of its common stock; provided that if five or more of the Index Companies are excluded pursuant to this Section, then, unless Chemical and Shoreline agree otherwise, Chemical and Shoreline shall agree upon mutually acceptable substitute Index Companies. If a company is excluded from the list of Index Companies, then the Initial Index Price and the Final Index Price shall be calculated as if the excluded company had not originally been included in the list of companies.

          2.3          Rights in Upset Condition.

          2.3.1          Shoreline. If the Upset Condition shall then exist, Shoreline shall have the right, exercisable at any time prior to 5 p.m. Midland, Michigan time on the second business day after the last day of the Pricing Period (the "Exercise Period"), to either (i) abandon the Merger and terminate this Plan of Merger (by delivering to Chemical within the Exercise Period written notice of its decision to do so) and, upon the delivery of such notice by

Shoreline, the Merger shall be abandoned and this Plan of Merger shall immediately terminate; (ii) proceed with the Merger on the basis of the Exchange Rate set forth in Section (Conversion of Shoreline Common Stock), subject to adjustment provided by Section 2.4 (Adjustments), by delivering to Chemical within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Chemical pursuant to this Section during the Exercise Period; or (iii) request Chemical to adjust the Exchange Rate (by delivering to Chemical within the Exercise Period written notice to such effect (an "Increase Notice")) to an Exchange Rate computed by multiplying the then-existing Exchange Rate by a fraction that has as its numerator the Floor Chemical Price and that has as its denominator the Final Chemical Price (the "Adjusted Rate ").

          2.3.2          Chemical. If the Upset Condition occurs and Chemical receives an Increase Notice pursuant to the preceding Section, Chemical shall either accept or decline the Adjusted Rate by delivering written notice of its decision to Shoreline at or before 5 p.m. Midland, Michigan time on the second business day after receipt of the Increase Notice (the "Acceptance Period"). If Chemical accepts the Adjusted Rate within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Exchange Rate shall be equal to the Adjusted Rate. If Chemical declines the Adjusted Rate within the Acceptance Period or fails to deliver written notice of its decision to accept or decline or the Adjusted Rate within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by Shoreline or Chemical effective as of 5 p.m. Midland, Michigan time on the business day following the expiration of the Acceptance Period; provided, that if Chemical so declines the Adjusted Rate or so fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, Shoreline may, by written notice delivered to Chemical at or before 5 p.m. Midland, Michigan time on the business day following the expiration of the of the Acceptance Period, elect to proceed with the Merger and the transactions contemplated by this Plan of Merger on the basis of the Exchange Rate set forth in Section (Conversion of Shoreline Common Stock), subject to adjustment as provided in Section (Adjustments), and, upon such election, no abandonment of the Merger or termination of this Plan of Merger shall be deemed to have occurred and this Plan of Merger shall remain in effect in accordance with its terms and the Closing shall thereafter occur in accordance with the terms of this Plan of Merger.

          2.4          Adjustments. The Exchange Ratio, Floor Chemical Price, Initial Chemical Price, and Final Chemical Price, and the related computations described in Sections  ( Conversion of Shares) and (Upset Provision) shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

          2.4.1          Stock Dividends and Distributions. If Chemical declares a Stock Distribution of Chemical Common Stock to its holders prior to the Effective Time, then:

          (a)          If the record date for the Stock Distribution occurs prior to the Effective Time, then the Exchange Ratio shall be adjusted by multiplying it by that ratio (the "Chemical Adjustment Factor ") (i) the numerator of which shall be the total number of shares of Chemical Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares (including the aggregate of all possible fractional shares) to be issued in the Stock Distribution computed as of that record date; and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding as of the Stock Distribution's record date; and

          (b)          If the Ex-Date for the Stock Distribution occurs before the end of the Pricing Period, then the Floor Chemical Price and the Initial Chemical Price (and if the Ex-Date occurs during the Pricing Period, then the closing price per share of Chemical Common Stock for each day during the Pricing Period prior to the Ex-Date) shall each be adjusted by dividing them by the Chemical Adjustment Factor.

          2.4.2          Other Action Affecting Chemical Common Stock. In the event of a reclassification of outstanding shares of Chemical Common Stock or a consolidation or merger of Chemical with or into another corporation, other than a merger in which Chemical is ultimately the surviving corporation and which merger does not result in any reclassification of Chemical Common Stock, holders of Shoreline Common Stock shall receive, in lieu of each share of Chemical Common Stock to be issued in exchange for Shoreline Common Stock based on the Exchange Ratio, the kind and amount of shares of Chemical stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Chemical Common Stock with respect to each share of Chemical Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

          2.4.3          Authorized Issuances. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock pursuant to the dividend reinvestment plan of Chemical, pursuant to the exercise of stock options awarded under director or employee stock option plans of Chemical, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Chemical directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other compensation or benefit plans of Chemical. Further, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets as authorized by the board of directors of Chemical or a duly authorized committee of the board.

          2.4.4           Changes in Capital. Subject only to making any adjustment provided above and related computations prescribed by this Section, nothing contained in this Plan of Merger shall preclude Chemical from amending its restated articles of incorporation to change its capital structure or from issuing additional shares of Chemical Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.

          2.5          Increase in Outstanding Shares of Shoreline Common Stock. If the number of shares of Shoreline Common Stock outstanding is greater than 11,511,486 for any reason whatsoever

(whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of Permitted Issuances (defined below); then the Exchange Ratio shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 11,511,486; and (b) the denominator of which shall be the total number of shares of Shoreline Common Stock outstanding as of the Effective Time of the Merger, excluding Permitted Issuances. "Permitted Issuances" include and are limited to (i) the issuance of not more than 65,949 shares upon exercise of currently outstanding Shoreline stock options awarded under the Shoreline Financial Corporation Stock Incentive Plan of 1996, or the Shoreline Financial Corporation Stock Incentive Plan of 2000 (the "Option Plans"), and (ii) the issuance of shares of Shoreline Common Stock under Shoreline's dividend reinvestment plan.

          2.6          Decrease in Shoreline's Shareholders' Equity. If as of the Final Statement Date (as defined below), the "Adjusted Shareholders' Equity" of Shoreline, as set forth on the Closing Balance Sheet (as defined below), is less than $86,500,000 then Chemical shall have the right abandon the Merger and terminate the Plan of Merger; provided Chemical delivers such notice of its decision to do so to Shoreline in writing within three Business Days of its receipt of the Closing Balance Sheet.

          2.6.1          Adjusted Shareholders' Equity. For the purposes of the Closing Balance Sheet, Shoreline's "Adjusted Shareholders' Equity" shall be Shoreline's "Total Shareholders' Equity" as of the Final Statement Date (as defined below), computed in accordance with generally accepted United States accounting principles ("GAAP") and in a manner consistent with Shoreline's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the six months ended June 30, 2000, except such total shareholders' equity shall be adjusted so that no expense shall have been accrued or deduction shall have been made for any of the following:

          (a)          Any and all transaction-related expenses that Shoreline has or will incur as a result of the Merger (including, without limitation, its legal, accounting, actuarial, printing, mailing, tax preparation, and investment bankers fees and expenses);

          (b)          Any and all special provisions for loan losses or other charges taken by Shoreline to establish reserves in anticipation of the Merger with the consent of Chemical;

          (c)          Any and all additional provision to Shoreline's loan loss reserve above such amount necessary so that such loan loss reserve as a percentage of total loans as of the Final Statement Date is at least equal to Shoreline's loan loss reserve as a percentage of total loans as of June 30, 2000;

          (d)          Any and all accruals for severance pay, "stay bonuses" or other compensation expense accrued as a result of the Merger as permitted by this Plan of Merger or with Chemical's consent; and

          (e)          The amount under the "accumulated other comprehensive income/(loss)" balance sheet line item.

          2.6.2          Closing Balance Sheet. Shoreline shall prepare, and cause its independent accountants Crowe Chizek & Co. ("Crowe") to review, a consolidated balance sheet of Shoreline as of the Final Statement Date (the "Closing Balance Sheet") and the computation of Shoreline's Adjusted Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the audited consolidated balance sheet of Shoreline as of December 31, 1999, excluding footnotes. Crowe's review shall be governed by mutually agreed upon procedures and upon completion of such review, Crowe shall issue a report setting forth the Adjusted Shareholders' Equity (the "Closing Report").

          2.6.3          Final Statement Date. After the shareholders of Shoreline and Chemical have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained, but prior to the expiration of all related statutory waiting periods, the parties may agree upon a month-end or, if not, either party may specify the preceding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") and direct Crowe to prepare the Closing Report by written notice to Crowe and the other party, delivered prior to the Final Statement Due specified in such notice. The parties shall use all reasonable efforts to cause Crowe to prepare and deliver to Chemical and Shoreline the Closing Report not later than 14 days the agreement upon a month end or after the Final Statement Date, whichever is later. In the event the Closing does not occur within one month after the designated Final Statement Date, either party may specify a new Final Statement Date and direct Crowe to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of Crowe incurred pursuant to this Article shall be paid by Chemical.

          2.7          Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of Shoreline Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of Shoreline and shall have no rights as a shareholder of Shoreline. Each stock certificate representing shares of Shoreline Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall then be considered to represent shares of Chemical Common Stock and the right, if any, to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

          2.8          Surrender of Old Certificates and Distribution of Chemical Common Stock. After the Effective Time, Old Certificates shall be exchangeable by holders for new stock certificates representing the number of shares of Chemical Common Stock to which such holders shall be entitled in the following manner:

          2.8.1          Transmittal Materials. As soon as practicable after the Effective Time, Chemical shall send or cause to be sent to each record holder of Shoreline Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates pursuant to receiving Chemical Common Stock certificates and either enrolling or not enrolling in Chemical's dividend reinvestment program. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of these exchange options. In the absence of a selection among these exchange options, the shareholder shall receive Chemical Common Stock certificates without enrolling in Chemical's dividend reinvestment program.

          2.8.2          Exchange Agent. On or prior to the Effective Time, Chemical will deliver to Computershare, Inc. or such other bank or trust company as Chemical may designate (the " Exchange Agent"), written notice of the number of shares of Chemical Common Stock issuable in the Merger and a commitment to pay the amount of cash payable for fractional shares in the Merger when and as determined. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Chemical Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

          2.8.3          New Stock Registrations. Chemical shall cause the Exchange Agent to promptly register the shares of Chemical Common Stock issuable to former Shoreline shareholders of record in such manner, in the names, and to the addresses that appear on Shoreline's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former Shoreline shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

          2.8.4          Dividends Pending Surrender. Whenever a dividend is declared by Chemical on Chemical Common Stock that is payable to shareholders of record of Chemical Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Shoreline shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Chemical an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Chemical Common Stock represented thereby. If such shareholder has then elected to enroll in Chemical's dividend reinvestment program, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

          2.8.5          Stock Transfers. After the Effective Time, there shall be no transfers on Shoreline's stock transfer books of the shares of Shoreline Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for shares of Chemical Common Stock as provided in this Plan of Merger. After the Effective

Time, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Chemical.

          2.8.6          Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the registration of the shares of Chemical Common Stock into which shares of Shoreline Common Stock are converted in the Merger and governing the payment for fractional shares of Shoreline Common Stock.

          2.9          No Fractional Shares. No certificates or scrip representing fractional shares of Chemical Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Chemical Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution, or stock split with respect to shares of Chemical Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Chemical Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Chemical Price. If the holder of record has elected to enroll in Chemical's dividend reinvestment program, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

          2.10          Stock Options.

          2.10.1          Conversion of Options. Each unexercised stock option ("Unexercised Options") under the Option Plans outstanding at the Effective Time shall become, at the Effective Time, an option to purchase that number of shares of Chemical Common Stock equal to the number of shares of Shoreline Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio, rounded to the nearest whole share.

          2.10.2          Option Exercises. The exercise price per share of Chemical Common Stock under each Unexercised Option shall be equal to the exercise price per share of the Shoreline Common Stock that was purchasable under that option divided by the Exchange Ratio (rounded to the nearest whole cent).

          2.10.3          ISOs. Each Unexercised Option that is an "incentive stock option" as defined in Section 422 of the Internal Revenue Code shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of that option within the meaning of Section 424 of the Internal Revenue Code.

          2.10.4          Option Plans Assumption. As of the Effective Time of the Merger, Chemical shall assume the rights, duties and obligations of Shoreline under the Option Plans, as amended by this Plan of Merger. The duration and other terms and conditions of the assumed options shall be the same as the original Shoreline options, except that any reference to Shoreline shall be considered to be references to Chemical. In no event shall any subsequent merger or amendment of the Option Plans adversely affect the terms, rights, benefits, and features of the Unexercised Options without the consent of the holders thereof.

          2.10.5          Registration. Chemical shall use all reasonable efforts to file before or promptly after the Effective Time, and use all reasonable efforts to maintain the effectiveness of, a registration statement with the Securities and Exchange Commission covering such options and the sale of the Chemical Common Stock issuable upon exercise of such options so long as unexercised options remain outstanding.

          2.10.6          No New Options. At the Effective Time, the Option Plans shall be terminated with respect to the granting of any additional options or option rights.

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES

                    Chemical represents and warrants to Shoreline that, except as otherwise set forth in the disclosure statement previously furnished to Shoreline by Chemical (the "Chemical Disclosure Statement"):

          3.1          Authorization, No Conflicts, Etc.

          3.1.1          Authorization of Agreement. Chemical has the requisite corporate power and authority to execute and deliver this Plan of Merger and; subject to approval by Chemical's shareholders, to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the board of directors of Chemical. No other corporate proceedings on the part of Chemical are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to the approval of the shareholders of Chemical. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Chemical and is enforceable against Chemical in accordance with its terms.

          3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger by Chemical, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Chemical's restated articles of incorporation or bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Chemical or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section.

          3.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger by Chemical, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Chemical is a party or subject, or by which it is bound or affected.

          3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Chemical other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, compliance with bylaws and rules of the NASD, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Federal Deposit Insurance Act, as amended (the "FDIA"), and the Michigan Banking Code of 1999 (the "Michigan Banking Code "). Chemical knows of no reason why the regulatory approvals referred to in this Section cannot be obtained or why the process would be materially impeded.

          3.2          Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Chemical is a financial holding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the federal Bank Holding Company Act.

          3.3          Subsidiaries. Chemical owns, directly or indirectly, all of the common stock of its subsidiaries indicated in the Chemical Financial Statements (as defined below) for the quarter ended June 30, 2000, free and clear of all claims, security interests, pledges, or liens of any kind.

          3.4          Capital Stock.

          3.4.1          Classes and Shares--Chemical. The authorized capital stock of Chemical consists of 18,000,000 shares of common stock of which 13,997,281 shares were issued and outstanding as of August 18, 2000.

          3.4.2          No Other Capital Stock. As of the date of the Plan of Merger: (a) there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Chemical, and (b) there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Chemical, or agreement to which Chemical is a party or by which it is bound to issue capital stock; except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options awarded pursuant to stock option plans for directors, officers, or employees of Chemical or its affiliates; (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Chemical Common Stock issuable under agreements entered into in connection with mergers or acquisitions of direct or indirect subsidiaries or assets in transactions approved by the Chemical board of directors or a committee of such board; and (v) shares of Chemical Common Stock issuable under dividend reinvestment and employee stock purchase plans.

          3.5          Chemical Common Stock. The shares of Chemical Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger,

will be validly issued, fully paid, and nonassessable shares.

          3.6          Financial Statements. The consolidated financial statements of Chemical and its subsidiaries as of and for each of the three years ended December 31, 1999, 1998, and 1997, as reported on by Chemical's independent accountants, and the unaudited consolidated financial statements of Chemical and its subsidiaries as of and for the quarter ended March 31, 2000 and June 30, 2000, including all schedules and notes relating to such statements (collectively, "Chemical's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Chemical and its subsidiaries as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Chemical as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical's Financial Statements).

          3.7          Call Reports. The following reports (including all related schedules, notes, and exhibits)of Chemical and/or its subsidiaries were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of subsidiary banks of Chemical as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, and as of and for the fiscal quarter ended June 30, 2000, as filed with the FDIC; and

          (b)          The FR Y-9C and FR Y-9LP (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Chemical and/or any of its subsidiaries will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

          3.8          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Chemical's Financial Statements as of December 31, 1999, as of such date, neither Chemical nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Chemical.

          3.9          Absence of Material Adverse Change. Since December 31, 1999, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Chemical and its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          3.10          Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Chemical's knowledge, threatened by any person, including without limitation any governmental or regulatory agency, against Chemical or any of its subsidiaries, or the assets or business of Chemical or any of its subsidiaries, any of which has had or is reasonably likely to have a Material Adverse Effect on Chemical.

          3.11          Regulatory Filings. In the last two years:

          3.11.1          SEC Filings. Chemical has filed, and will in the future continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the " SEC"), including all reports on Form 10-K and Form 10-Q;

          3.11.2          Regulatory Filings. Chemical has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

          3.11.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.12          Registration Statement, Etc.

          3.12.1          Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Chemical with the SEC (the " Registration Statement") in connection with the Chemical Common Stock to be issued in the Merger; (ii) the prospectus and joint proxy statement (the "Prospectus and Joint Proxy Statement") to be mailed to Chemical and Shoreline shareholders in connection with their respective shareholder meetings to consider approval of the Merger (collectively, the "Shareholder Meetings"); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Office of Financial and Insurance Services, the State of Michigan, or any other regulatory agency in connection with the Merger.

          3.12.2          Accurate Information. The information to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Joint Proxy Statement, when it is mailed and at the time of the Chemical Shareholder Meeting (as defined below) and the Shoreline Shareholder Meeting (as defined below).

          3.12.3          Compliance of Filings. All Transaction Documents that Chemical is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          3.13          Investment Bankers and Brokers.  Chemical has not employed any broker, finder, or investment banker in connection with the Merger except W. Y. Campbell & Company. Chemical has no other express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

          3.14          Accounting and Tax Treatment.   Neither Chemical nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Chemical and its affiliates, would prevent Chemical from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Chemical has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

          3.15          Agreements With Bank Regulators. Neither Chemical nor any of Chemical's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Chemical been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. As of the date of this Plan of Merger, Chemical knows of no reason why the regulatory approvals referred to in Section (Required Approvals) cannot be obtained or why the process would be materially impeded.

          3.16          Reserve for Loan Losses.  The reserve for credit losses as reflected in Chemical's Financial Statements as of December 31, 1999 was (a) adequate in the reasonable opinion of management to meet all reasonably anticipated credit losses, net of recoveries related to assets previously charged off as of that date, and (b) consistent with GAAP and safe and sound banking practices.

          3.17          Conduct of Business. Each of Chemical and its subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined below); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Chemical. Without limiting and notwithstanding the foregoing, neither Chemical nor any of its subsidiaries, to Chemical's knowledge:

          3.17.1          Privacy. Has, or will, share nonpublic personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations, or ordinances; and

          3.17.2          Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00).

          3.18          Environmental Matters.

          3.18.1          Environmental Laws. To the knowledge of Chemical, except for real estate held and administered in trust by any banking subsidiary of Chemical, the real estate owned by or leased by Chemical or any of its subsidiaries or used in the conduct of their businesses; and (ii) any other real estate owned by Chemical or any of its subsidiaries (collectively, the "Chemical Premises") are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

          3.18.2          Litigation. To the knowledge of Chemical, there is no litigation pending or threatened before any court, governmental agency, authority, or other forum in which Chemical, any of its subsidiaries, or any of the Chemical Premises has been or, with respect to threatened litigation, is reasonably likely to be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, except for such pending or threatened litigation that, if a judgment adverse to Chemical or one of its subsidiaries were to be rendered in such litigation, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical. To the knowledge of Chemical, there is no reasonable basis for any litigation of a type described above, except such litigation as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

          3.18.3          Loan Portfolio. With respect to any real estate securing any outstanding loan or related security agreement and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Chemical and its subsidiaries have complied with their policies (as such policies may have been in effect from time to time) and all Environmental Laws concerning the investigation of each such property to determine whether there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of Hazardous Substance has occurred at or from such property, except for failures to comply with or violations of such policies or Environmental Laws that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical. For purposes of this Plan of Merger, "Environmental Laws" means all laws, ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality;

(c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., and also includes any substance regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

          3.19          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Chemical to its shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.20          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Chemical in connection with this Plan of Merger, including the Chemical Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV - SHORELINE'S REPRESENTATIONS AND WARRANTIES

                    Shoreline represents and warrants to Chemical that, except as otherwise set forth in the disclosure statement previously furnished to Chemical by Shoreline (the "Shoreline Disclosure Statement"):

          4.1          Authorization, No Conflicts, Etc.

          4.1.1          Authorization of Agreement. Shoreline has the requisite corporate power and authority to execute and deliver this Plan of Merger and subject to adoption by Shoreline's shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the board of directors of Shoreline and no other corporate proceedings on the part of Shoreline are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to approval by the shareholders of Shoreline. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Shoreline and is enforceable against Shoreline in accordance with its terms.

          4.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger and the Option Agreement by Shoreline, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the articles of incorporation, charter, bylaws, or similar organizational documents of Shoreline, Shoreline Bank, Shoreline Insurance Services, Inc., a Michigan corporation ("Shoreline Insurance"), and Shoreline Co., LLC, a Michigan limited liability company

(each, a "Subsidiary" and collectively, the "Subsidiaries"); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Shoreline or any Subsidiary, assuming the timely receipt of each of the approvals referred to in Section (Required Approvals). The board of directors of Shoreline has approved the transactions contemplated by this Plan of Merger and the Option Agreement.

          4.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Shoreline, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Shoreline or any Subsidiary is a party or subject, or by which it is bound or affected.

          4.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Shoreline other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the Michigan Banking Code.

          4.2          Organization and Good Standing. Shoreline is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Shoreline possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Shoreline is a bank holding company and a bank holding company duly registered as such with the Federal Reserve Board under the federal Bank Holding Company Act. Shoreline is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state other than Indiana, except where such failure would not have a Material Adverse Effect on Shoreline.

          4.3          Subsidiaries. The only direct or indirect majority-owned subsidiaries of Shoreline are the Subsidiaries. Shoreline Insurance owns a 31.25% equity ownership in Banker's Title of West Michigan, LLC.

          4.3.1          Ownership. Except as set forth above, Shoreline does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. Shoreline owns all of the issued and outstanding shares of capital stock of Shoreline Bank, free and clear of any claim, security interest, pledge, or lien of any kind. Shoreline Bank owns all of the issued and outstanding shares of capital stock of Shoreline Insurance, free and clear of any claim, security, interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of any Subsidiary.

          4.3.2          Qualification and Power of Shoreline Bank. Shoreline Bank is duly organized, validly existing, and in good standing as a bank under the laws of the State of Michigan. Shoreline Bank is qualified or admitted to conduct business in Indiana and in each other state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Shoreline. Shoreline Bank has full corporate power and authority to carry on its business as and where now being conducted.

          4.3.3          Deposit Insurance; Other Assessments. Shoreline Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC. Shoreline Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Shoreline Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

          4.3.4          Qualification and Power of Shoreline Insurance. Shoreline Insurance is duly organized, validly existing and in good standing as a corporation under the laws of the State of Michigan. Shoreline Insurance is duly licensed by the Michigan Insurance Bureau as an insurance agency for all insurance business conducted by it. Shoreline Insurance is qualified or admitted to conduct business in each other state where such qualification or admission is required. Shoreline Insurance has full corporate power and authority to carry on its business as and where now being conducted.

          4.4          Capital Stock.

          4.4.1          Classes and Shares. The authorized capital stock of Shoreline consists of 15,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock. As of the date of this Plan of Merger, a total of 11,511,486 shares of common stock and no shares of preferred stock were validly issued and outstanding, and 65,949 shares of common stock are subject to outstanding options as of the date of this Plan of Merger.

          4.4.2          No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Shoreline, except for the Option Agreement and stock options outstanding under the Option Plans. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of Shoreline, or any agreement to which Shoreline is a party or by which it is or may be bound to issue capital stock, except for the Option Agreement and the Permitted Issuances.

          4.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Shoreline Common Stock is not subject to change before the Effective Time, except for Permitted Issuances and issuances under the Option Agreement.

          4.4.4          Voting Rights. Other than the shares of Shoreline Common Stock described in this Section, neither Shoreline nor the Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the

Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

          4.4.5          Dissenters' Rights. No shareholder of Shoreline will be entitled to dissenters' rights pursuant to the Michigan Act as a result of the consummation of the Merger.

          4.5          Financial Statements.

          4.5.1          Financial Statements. The consolidated financial statements of Shoreline as of and for each of the three years ended December 31, 1999, 1998, and 1997, as reported on by Shoreline's independent accountants, and the unaudited consolidated financial statements of Shoreline and its Subsidiaries as of and for the quarters ended March 31, 2000 and June 30, 2000, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, "Shoreline's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Shoreline as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Shoreline as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Shoreline) and the absence of notes (that, if presented, would not differ materially from those included in Shoreline's Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of Shoreline.

          4.5.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of Shoreline Bank (including any amendments) as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, and as of and for the fiscal quarter ended June 30, 2000, as filed with the FDIC; and

          (b)          The FR Y-9C and FR Y-9LP (including any amendments) for Shoreline as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, as filed with the Federal Reserve Board.

          All of such reports required to be filed prior to the Effective Time by Shoreline and/or Shoreline Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "Call Reports."

          4.6          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Shoreline's Financial Statements as of December 31, 1999, or June 30, 2000, neither Shoreline nor the Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable possibility that it would have a Material Adverse Effect on Shoreline.

          4.7          Absence of Material Adverse Change. Since December 31, 1999, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Shoreline that had or in the future is reasonably likely to have a Material Adverse Effect on Shoreline, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Shoreline, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          4.8          Absence of Litigation. Except as disclosed in Shoreline's filings with the SEC, there is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Shoreline or any of the Subsidiaries, or the assets or business of Shoreline or any of the Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Shoreline. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

          4.9          No Indemnification Claims. To the knowledge of Shoreline, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

          4.10          Conduct of Business. Each of Shoreline and the Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, insurance, and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Shoreline. Without limiting and notwithstanding the foregoing, neither Shoreline nor the Subsidiaries, to Shoreline's knowledge:

          4.10.1          Privacy. Has, or will, share nonpublic personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations, or ordinances; and

          4.10.2          Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00).

          4.11          Contracts. There is no existing default by Shoreline or any Subsidiary or, to the knowledge of Shoreline, any other party under any contract or agreement by which Shoreline or any Subsidiary is bound, the result of which is reasonably likely to have a Material Adverse Effect on Shoreline. Excepting any ordinary and customary banking relationships, there is no material agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument of which Shoreline has knowledge that another party is in material default under its obligations to Shoreline or any Subsidiary. Neither Shoreline nor any Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require Shoreline or any Subsidiary to make payments or make expenditures in excess of $175,000 per year or that would require any payment to another party upon termination in excess of $350,000.

          4.12          Regulatory Filings. In the last three years:

          4.12.1          SEC Filings. Shoreline has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including all reports on Form 10-K, Form 10-Q and Form 8-K;

          4.12.2          Regulatory Filings. Each of Shoreline and the Subsidiaries has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and

          4.12.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

          4.13          Registration Statement, Etc.

          4.13.1          Accurate Information. The information to be supplied by Shoreline for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Joint Proxy Statement, when it is mailed and at the time of the Chemical Shareholders' Meeting and the Shoreline Shareholders' Meeting.

          4.13.2          Compliance of Filings. All documents that Shoreline or any Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          4.14          Agreements With Bank Regulators. Neither Shoreline nor any Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Shoreline nor any Subsidiary have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Shoreline nor any Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Shoreline knows of no reason why the regulatory approvals referred to in Sections (Required Approvals) cannot be obtained or why the process would be materially impeded.

          4.15          Tax Matters.

          4.15.1          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect to any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

          4.15.2          Tax Returns. Shoreline and each Subsidiary have each duly and timely filed or delivered, and if necessary amended, all material tax returns, information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Shoreline and the Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

          4.15.3          Tax Assessments and Payments. All material Taxes due and payable by Shoreline and the Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of Shoreline and the Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Shoreline's Financial Statements as of December 31, 1999, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1999. There is no lien on any of Shoreline's or the Subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

          4.15.4          Tax Audits. None of the Tax Returns of Shoreline and the Subsidiaries filed for any tax year after 1997 have been audited by the Internal Revenue Service (the "IRS ") or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Shoreline's knowledge, threatened with respect to Shoreline or any Subsidiaries. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to Shoreline or any Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in Shoreline's Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Shoreline or any Subsidiary.

          4.15.5          Tax Accounting. Neither Shoreline nor any Subsidiary have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Shoreline or a Subsidiary and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Shoreline nor any Subsidiary have entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

          4.15.6          Excess Parachute Payments. No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Shoreline, any Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

          4.16          Title to Properties. Shoreline and the Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Shoreline's Financial Statements as of December 31, 1999, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          4.16.1          Reflected on Balance Sheet. As reflected on Shoreline's Financial Statements as of June 30, 2000;

          4.16.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Shoreline and that would not have a Material Adverse Effect on Shoreline;

          4.16.3          Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

          4.16.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

          4.17          Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by Shoreline or any Subsidiary, including other real estate owned ( "Shoreline's Real Property") and also with respect to each parcel of real property leased by Shoreline or any Subsidiary ("Shoreline's Leased Real Property "), to its knowledge:

          4.17.1          No Encroachments. Except for encroachments that have been insured over by a title insurance policy, no building or improvement to Shoreline's Real Property or Shoreline's Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Shoreline's Real Property or Shoreline's Leased Real Property or on any easement benefitting Shoreline's Real Property or Shoreline's Leased Real Property. None of the boundaries of Shoreline's Real Property or Shoreline's Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the Shoreline Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.2          Zoning. Neither Shoreline, the Subsidiaries, Shoreline's Real Property, nor Shoreline's Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.

          4.17.3          Buildings. All buildings and improvements to Shoreline's Real Property and Shoreline's Leased Real Property are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

          4.17.4          No Condemnation. None of Shoreline's Real Property or Shoreline's Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Shoreline's Real Property or Shoreline's Leased Real Property for any governmental purpose.

          4.17.5          Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.6          Agreements. There are no agreements, contracts, or leases, written or oral, that affect Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.7          Assessments. There is no pending or proposed special assessment affecting or which may affect Shoreline's Real Property or Shoreline's Leased Real Property.

          4.18          Real and Personal Property Leases. With respect to each lease and license pursuant to which Shoreline or any Subsidiary, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $175,000 per year ("Shoreline's Leases"):

          4.18.1          Valid. Each of Shoreline's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

          4.18.2          No Default. There is no existing default under any of Shoreline's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Shoreline, any Subsidiaries, or, to the knowledge of Shoreline, any other party to the contract, which default could have a Material Adverse Effect on Shoreline.

          4.18.3          Assignment. None of Shoreline's Leases contain a prohibition against assignment by Shoreline or any Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Chemical or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Shoreline or the Subsidiaries prior to the Effective Time.

          4.18.4          Disputes. To the knowledge of Shoreline, there are no disputes concerning the interpretation of any term, condition, or provision of any of Shoreline's Leases.

          4.19          Required Licenses, Permits, Etc. Shoreline and the Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on Shoreline.

          4.20          Material Contracts and Change of Control. All data processing contracts of Shoreline or the Subsidiaries are cancelable by Shoreline or the Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of Shoreline or any Subsidiary or the liquidation of Shoreline upon consummation of the Merger where (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Shoreline or any Subsidiary (or Chemical or any of its subsidiaries as their successors) or have a Material Adverse Effect on Shoreline. The execution and delivery of this Plan of Merger by Shoreline will not subject Chemical or its subsidiaries to liability for tortious interference with contractual rights.

          4.21          Certain Employment Matters.

          4.21.1          Employment Policies, Programs, and Procedures. The policies, programs, and practices of Shoreline and the Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

          4.21.2          Record of Payments. There is no existing or outstanding material obligation of Shoreline or the Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Shoreline and/or its Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

          4.21.3          Employment-Related Payments. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

          4.21.4          Employment Claims. There is no dispute, claim, or charge, pending or, to Shoreline's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of Shoreline, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Shoreline or the Subsidiaries of more than $175,000.

          4.21.5          Employment Related Agreements. Shoreline and the Subsidiaries are not parties to, or bound by, any oral or written, express or implied:

          (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Shoreline or any Subsidiary that is not terminable by Shoreline or such Subsidiary upon 60 days' or less notice without penalty or obligation;

          (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

          (c)          Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee.

          4.22          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for the benefit of Shoreline or any Subsidiary or their predecessors or to which Shoreline or any Subsidiary or their predecessors has made payments or contributions on behalf of its employees:

          4.22.1          ERISA Compliance. Shoreline, the Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

          4.22.2          Internal Revenue Code Compliance. Shoreline, the Subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

          4.22.3          Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          4.22.4          Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          4.22.5          Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          4.22.6          Defined Benefit Plan. Except for the Shoreline Financial Corporation Retirement Plan (the "Shoreline Pension Plan "), no Employee Benefit Plan in effect as of the date of this Plan of Merger is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          4.22.7          Payment of Contributions. Shoreline has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

          4.22.8          Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Shoreline or any Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          4.22.9          Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          4.22.10          Funding. Neither Shoreline nor any Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

          4.22.11          No Liability. If the Shoreline Pension Plan and related trust was terminated on the date of the latest actuarial valuation, neither Shoreline nor any Subsidiary would have any liability for further contributions or other payments with respect thereto (whether direct liability to the plan, the trust, the participants and beneficiaries of the Employee Benefit Plan, or liability to the PBGC) and there has been no amendment of any such plan or other occurrence subsequent to the date of the latest actuarial valuation that could result in any such liability.

          4.22.12          Condition of Plan. With respect to the Shoreline Pension Plan, there has been no amendment of such Plan or other occurrence subsequent to the date of the latest actuarial reports prepared with respect to such plan that has materially changed the financial and/or funding condition of the plan.

          4.22.13          Filing of Reports. Each of Shoreline and the Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

          4.23          Environmental Matters.

          4.23.1          Owned or Operated Property. With respect to: (i) the real estate owned or leased by Shoreline or any Subsidiary or used in the conduct of their businesses; and (ii) any other real estate owned by any Subsidiary except for real estate held and administered in trust by Shoreline Bank (collectively referred to as "Premises "):

          (a)          Construction and Content. To the knowledge of Shoreline, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance. Without limiting the generality of this Section, to the knowledge of Shoreline, the Premises are free of asbestos except to the extent properly sealed or encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health laws and regulations.

          (b)          Uses of Premises. To the knowledge of Shoreline, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of office cleaning and maintenance products.

          (c)          Underground Storage Tanks. The Premises do not contain, and to the knowledge of Shoreline, have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Shoreline Disclosure Statement as an exception to the foregoing, to the knowledge of Shoreline, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

          (d)          Absence of Contamination. To the knowledge of Shoreline, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

          (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Shoreline or any Subsidiary that is pending, previously asserted or, to Shoreline's knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To Shoreline's knowledge, there is no basis for any of the foregoing.

          4.23.2          Trust Properties; Former Properties. With respect to (i) real estate held and administered in trust by Shoreline Bank and (ii) any real estate formerly owned or leased by Shoreline or the Subsidiaries, Shoreline makes the same representations as set forth in the preceding Section (Owned or Operated Property) to the knowledge of its executive officers, including its senior trust officer.

          4.23.3          Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Shoreline and Shoreline Bank has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Shoreline Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of Shoreline and whether or not a release of a Hazardous Substance has occurred at or from such property.

          4.24          Duties as Fiduciary. To the knowledge of Shoreline, Shoreline Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Shoreline Bank has not received notice of any claim, allegation, or complaint from any person that Shoreline Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Shoreline's Financial Statements.

          4.25          Investment Bankers and Brokers. Shoreline has employed Keefe, Bruyette & Woods, Inc. ("Keefe"), in connection with the Merger. Shoreline, the Subsidiaries, and their respective affiliates, directors, officers, attorneys, and agents (collectively, "Shoreline's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Keefe in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Shoreline to Keefe in connection with the Merger, as described in the Shoreline Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Shoreline or any Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Shoreline and Keefe are included in the Shoreline Disclosure Statement.

          4.26          Fairness Opinion. Shoreline's board of directors has received the opinion of Keefe, in its capacity as Shoreline's financial advisor, substantially to the effect that the consideration to be received by the holders of the Shoreline Common Stock in the Merger is fair to the holders of Shoreline Common Stock from a financial point of view.

          4.27          Shoreline-Related Persons. For purposes of this Plan of Merger, the term "Shoreline-Related Person" shall mean any director or executive officer of Shoreline or any Subsidiary, their spouses and children, any person who is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          4.27.1          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Shoreline or a Subsidiary, no Shoreline-Related Person owns or controls any assets or properties that are used in the business of Shoreline or any Subsidiary.

          4.27.2          Contractual Relationships. Other than ordinary and customary banking relationships, no Shoreline-Related Person has any contractual relationship with Shoreline or any Subsidiary.

          4.27.3          Loan Relationships. No Shoreline-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Shoreline or any Subsidiary in a principal amount of $175,000 or more.

          4.28          Change in Business Relationships. No director or executive officer of Shoreline has knowledge, after reasonable inquiry, whether on account of the Merger or otherwise, that: (a) any customer, agent, representative, supplier of Shoreline or any Subsidiary, or other person with whom Shoreline or any Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Shoreline or any Subsidiary, the effect of which could have a Material Adverse Effect on Shoreline; or (b) any executive officer of Shoreline or any Subsidiary currently plans to terminate his or her employment.

          4.29          Insurance. Shoreline and each Subsidiary maintains in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $175,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Shoreline or any Subsidiaries' assets, properties, premises, operations, directors or personnel. Shoreline and the Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to Shoreline or the Subsidiaries.

          4.30          Books and Records. The books of account, minute books, stock record books, and other records of Shoreline are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Shoreline and the Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 1995, have been made available for Chemical's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

          4.31          Loan Guarantees. All guarantees of indebtedness owed to Shoreline or any Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

          4.32          Events Since December 31, 1999. Except as disclosed in Shoreline's filings with the SEC, neither Shoreline nor any Subsidiary has, since December 31, 1999:

          4.32.1          Business in Ordinary Course. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $175,000 or for the aggregate of any group of related liabilities that do not exceed $350,000.

          4.32.2          Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on Shoreline.

          4.32.3          Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Shoreline's Financial Statements as of December 31, 1999, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $175,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $350,000.

          4.32.4          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $175,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $350,000.

          4.32.5          Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of Shoreline, except as may be expressly provided in this Plan of Merger.

          4.33          Allowance for Loan Losses. The allowance for loan losses as reflected in Shoreline's Financial Statements and Call Reports for the fiscal year ended December 31, 1999, and the fiscal quarter ended June 30, 2000, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

          4.34          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Shoreline Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Shoreline.

          4.35          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Shoreline to

Shoreline's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.36          No Insider Trading. Shoreline has reviewed its stock transfer records since January 1, 2000, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, Shoreline has not, and to Shoreline's knowledge (a) no director or officer of Shoreline, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Shoreline Common Stock or other securities issued by Shoreline during any period when Shoreline was in possession of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          4.37          Joint Ventures; Strategic Alliances. Neither Shoreline nor any Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

          4.38          Policies and Procedures. Shoreline and each Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

          4.39          Accounting and Tax Treatment.   Neither Shoreline nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Shoreline and its affiliates, would prevent Chemical from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Shoreline has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

          4.40          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Shoreline in connection with this Plan of Merger, including the Shoreline Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V - COVENANTS PENDING CLOSING

                    Subject to the terms and conditions of this Plan of Merger, Shoreline and Chemical further agree that:

          5.1          Disclosure Statements; Additional Information.

          5.1.1          Form and Content. The Chemical Disclosure Statement and the Shoreline Disclosure Statement shall contain appropriate references and cross-references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Chemical and Shoreline have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

          5.1.2          Update. Not less than the six Business Days prior to the Closing, each of Chemical and Shoreline shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

          5.1.3          Certification. Each of Chemical's and Shoreline's Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of Shoreline shall be its chairman and chief executive officer and its president and chief operating officer) that such Disclosure Statement contains no untrue statement of a material fact, or fails to omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

          5.1.4          Shoreline's Schedule of Additional Information. Shoreline shall prepare and, within 30 days after the date of this Plan of Merger, deliver to Chemical two copies of the Schedule of Additional Information attached as Exhibit B. The Schedule of Additional Information shall contain the information described in Exhibit B with appropriate references and cross-references with respect to each of the disclosures and appropriate identifying marking with respect to each of the documents. The Schedule of Additional Information shall include true, correct and complete copies of each and every document specified in Exhibit B.

          5.2          Changes Affecting Representations. While this Plan of Merger is in effect, if either Chemical or Shoreline becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Chemical Disclosure Statement or the Shoreline Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

          5.3          Shoreline's Conduct of Business Pending the Effective Time. Shoreline agrees that, until the Effective Time, except as consented to in writing by Chemical or as otherwise provided in this Plan of Merger, Shoreline shall, and it shall cause each Subsidiary to:

          5.3.1          Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

          5.3.2          No Inconsistent Actions. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Shoreline in this Plan of Merger, and take no action that would cause Shoreline's representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

          5.3.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Chemical has been notified of such contest.

          5.3.4          No Amendments. Make no change in its articles of incorporation or its bylaws except as contemplated by this Plan of Merger.

          5.3.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

          5.3.6          No Change in Stock. Except as contemplated by this Plan of Merger or the Option Agreement: (a) make no change in the number of shares of its capital stock issued and outstanding other than Permitted Issuances; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of Shoreline's stock other than the surrender of Shoreline Common Stock upon the exercise of an Unexercised Option.

          5.3.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

          5.3.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          5.3.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          5.3.10          Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of Shoreline and Shoreline Bank and applicable industry, regulatory, and accounting standards.

          5.3.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          5.3.12          New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.

          5.3.13          Compensation and Fringe Benefits. Except as previously disclosed to Chemical by Shoreline in writing, take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Chemical's prior written consent.

          5.3.14          Benefit Plans. Except as previously disclosed to Chemical by Shoreline in writing, take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the Shoreline 401(k) Plan that are consistent in timing and amounts with the contributions made for 1999 and 1998 and to the Shoreline Pension Plan to the extent required by minimum funding standards.

          5.3.15          New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by Shoreline or a Subsidiary, as the case may be, without cost or penalty upon 60 days' or less notice.

          5.3.16          Borrowing. Take no action to borrow money except in the ordinary course of business.

          5.3.17          Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $175,000.

          5.3.18          Notice of Actions. Notify Chemical of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) Shoreline or any Subsidiary; (b) their respective directors, officers, or employees in their capacities as such; (c) Shoreline's or any Subsidiaries' assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

          5.3.19          Cooperation. Take such reasonable actions as may be necessary to consummate the Merger.

          5.3.20          Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value not greater than $175,000 with respect to Shoreline.

          5.3.21          Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $175,000 individually or in excess of $350,000 in the aggregate with respect to Shoreline, except pursuant to prior commitments or plans made by Shoreline that are disclosed in the Shoreline Disclosure Statement.

          5.3.22          New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Shoreline or any Subsidiary that is not terminable by Shoreline without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $175,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger.

          5.3.23          Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Shoreline or any Subsidiary that are disclosed in the Shoreline Disclosure Statement.

          5.3.24          Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other non public information concerning customers or other consumers to any person not employed by Shoreline or a Subsidiary in connection with their employment.

          5.4          Approval of Plan of Merger by Chemical Shareholders. Chemical, acting through its board of directors, shall, in accordance with the Michigan Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of adopting this Plan of Merger (the "Chemical Shareholders' Meeting"). At such meeting, the board of directors of Chemical shall unanimously recommend that its shareholders vote for approval of this Plan of Merger and use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at such meeting.

          5.5          Approval of Plan of Merger by Shoreline Shareholders. Shoreline, acting through its board of directors, shall, in accordance with the Michigan Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of adopting this Plan of Merger (the "Shoreline Shareholders' Meeting").

          5.5.1          Board Recommendation. Except while Shoreline has received in writing a Superior Proposal (as defined below), which proposal is still pending, at the Shoreline Shareholders' Meeting and in any proxy materials used in connection with the Shoreline Shareholders' Meeting, the board of directors of Shoreline shall recommend that its shareholders vote for approval of this Plan of Merger.

          5.5.2          Solicitation of Proxies. Except while a Fiduciary Event has occurred and continues:

          (a)          Shoreline shall use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shoreline Shareholders' Meeting.

          (b)          Except while Shoreline has received in writing a Superior Proposal that is still pending, Shoreline shall use all reasonable efforts to secure the vote of shareholders required by the Michigan Act and Shoreline's articles of incorporation and bylaws to approve this Plan of Merger.

          5.5.3          Fiduciary Event. A "Fiduciary Event" shall have occurred when the board of directors of Shoreline has (a) received in writing a Superior Proposal (as defined below) that is then pending, (b) determined in good faith (having considered the advice of legal counsel) that its fiduciary duties to Shoreline's shareholders under applicable law would require the board of directors to so withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of Shoreline.

          5.5.4          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Proposal (as defined in Section (Communication of Other Proposals)) made by a third party on terms that the board of directors of Shoreline determines in its good faith judgment, based upon the written advice of Keefe or another financial advisor of nationally recognized reputation, to be materially more favorable to Shoreline's shareholders than this Plan of Merger from a financial point of view.

          5.5.5          Notice. Shoreline shall notify Chemical at least ten Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for adoption of this Plan of Merger.

          5.6          Regular Dividends.

          5.6.1          Shoreline. Shoreline shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Shoreline Common Stock other than regular quarterly cash dividends on Shoreline Common Stock in an amount not to exceed $0.15 per share per quarter in 2000 and $0.17 per share in 2001, in each case payable on the regular historical payment dates and in a manner consistent with Shoreline's past dividend practice. Chemical and Shoreline agree that they will cooperate to assure that, during any calendar quarter, there shall not a duplication of payment of dividends to the holders of Shoreline Common Stock. Notwithstanding the preceding sentences, if and to the extent that the payment of a dividend in the manner provided in this Section would, in Chemical's reasonable judgment, present a significant risk that under GAAP or the rules, regulations, or interpretations of the SEC or its staff, the Merger would not qualify for pooling-of-interests accounting treatment, that dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid.

          5.6.2          Chemical. Subject to applicable legal and regulatory restrictions, and subject to the Chemical board of directors discretion as to bank safety and soundness matters, Chemical's first regular quarterly cash dividend on Chemical Common Stock with a record date following the Effective Time shall be at least $0.24 per share. Such dividend shall be payable on the regular historical payment date and in a manner consistent with Chemical's past dividend practice.

          5.7          Technology-Related Contracts. Shoreline shall advise Chemical of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing or servicing agreements with independent vendors ("Technology-Related Contracts") that will occur between the date of this Plan of Merger and the date of the Effective Time. Shoreline's material Technology-Related Contracts are contained in the Shoreline Disclosure Statement. Notwithstanding any other provision of this Section, Shoreline shall not be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to these Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

          5.7.1          Contract Notices. Shoreline shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

          5.7.2          Extensions and Renewals. Shoreline shall cooperate with Chemical in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.

          5.7.3          New Agreements. Neither Shoreline nor any Subsidiary shall enter into any new Technology-Related Contract, except with Chemical's consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for Shoreline or a Subsidiary to conduct business in the ordinary course through the Effective Time).

          5.8          Affiliates.

          5.8.1          Shoreline's Affiliates. Shoreline shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for purposes of (a) Rule 145 under the Securities Act of 1933, as amended (the "Securities Act "), and (b) qualifying the Merger for pooling-of-interests accounting treatment) of Shoreline to deliver to Chemical, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Shoreline Shareholders' Meeting, a written agreement, in the form of Exhibit C (the "Shoreline Affiliate Agreements "). Shoreline shall provide a list of such affiliates within seven days of the date of this Plan of Merger and shall update such list as necessary upon the reasonable request of Chemical.

          5.8.2          Chemical's Affiliates. Chemical shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for the purpose of qualifying the Merger for pooling-of-interests accounting treatment) of Chemical, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Chemical Shareholders' Meeting, to execute and deliver a written agreement in the form of Exhibit D under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of his or her Chemical Common Stock during any period that any such disposition would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests accounting treatment.

          5.8.3          Publishing Operating Results. Chemical shall use all reasonable efforts to publish as promptly as reasonably practical but in no event later than 45 days after the end of the first full calendar month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          5.9          Indemnification and Insurance.

          5.9.1          Indemnification. Chemical shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of Shoreline, Shoreline Bank, or Shoreline Insurance under their articles of incorporation, charter, or bylaws included in the Disclosure Schedule which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

          5.9.2          Insurance. Chemical shall use all reasonable efforts to cause the persons currently serving or having served as officers and directors of Shoreline immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Shoreline with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Chemical may substitute, for Shoreline's current coverage, (a) coverage under policies maintained by Chemical that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Shoreline's current policy, and (b) a written undertaking by Chemical to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Chemical be required to spend, directly or indirectly through Shoreline or a Subsidiary, more than $250,000 in the aggregate (the "Insurance Amount") to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Chemical's policy shall not be considered "materially less advantageous" than Shoreline's policy because of a higher deductible amount if Chemical undertakes in writing to pay any difference in deductible amounts. If Chemical does not advise Shoreline in writing prior to the Shoreline Shareholders' Meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Shoreline's current policy for the remaining period of the six year period provided for by this Section without regard to the Insurance Amount, Shoreline shall be permitted (after giving Chemical three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

This Section is for the benefit of persons who are or have been directors or officers of Shoreline and shall be enforceable by such persons.

          5.10          Exclusive Commitment. Except as provided below, neither Shoreline nor any of Shoreline's Representatives, attorneys, investment bankers, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.10.1          No Solicitation. Neither Shoreline nor any of Shoreline's Representatives, attorneys, investment bankers, or agents shall, directly or indirectly, (i) invite, initiate, solicit, encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving Shoreline or Shoreline Bank other than the Merger shall be referred to as an "Acquisition Proposal."

          5.10.2          Communication of Other Proposals. Shoreline shall cause written notice to be delivered to Chemical promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates. Within ten Business Days after Shoreline's receipt of an Acquisition Proposal, Shoreline shall give notice to Chemical whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, Shoreline's notice shall include a copy of Shoreline's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, Shoreline shall promptly notify Chemical of any material changes in the terms, conditions, and status of such Acquisition Proposal.

          5.10.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither Shoreline nor any of Shoreline's Representatives, investment bankers, or agents shall furnish any nonpublic information concerning Shoreline to any person who is not affiliated or under contract with Shoreline or Chemical, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with Shoreline or Chemical, Shoreline shall receive from such person an executed confidentiality agreement with terms no less favorable to Shoreline than those contained in its confidentiality agreement with Chemical and Shoreline shall then provide only such information as has been furnished previously to Chemical.

          5.10.4          Corporate Liability for Individual's Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of Shoreline in his or her individual capacity shall be deemed to be a breach by Shoreline.

Notwithstanding the above, no provision of this Agreement shall be construed to require either party or their directors to take any action that would violate applicable law (whether statutory or common law), rule, or regulation.

          5.11          Registration Statement. Chemical shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Joint Proxy Statement included as a part thereof covering the issuance by Chemical of the shares of Chemical Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Chemical shall provide Shoreline with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Joint Proxy Statement before filing. Chemical shall provide Shoreline, upon request, with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Chemical shall notify Shoreline of any stop orders or threatened stop orders with respect to the Registration Statement. Shoreline shall provide to Chemical all necessary information pertaining to Shoreline promptly upon request, and to use all reasonable efforts to obtain the cooperation of Shoreline's independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement. In the Prospectus and Joint Proxy Statement, Chemical shall indicate that forward looking information and financial projections have been prepared by, and are the responsibility of, Chemical.

          5.12          Other Filings. Chemical shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide Shoreline with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Shoreline may reasonably request. Chemical shall provide Shoreline with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

          5.13          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Chemical and Shoreline will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

          5.14          Access and Investigation. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall:

          5.14.1          Access. Permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

          5.14.2          Cooperation. Use all reasonable efforts to cause its and each of their respective subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives.

          5.14.3          Information. Furnish to the other, upon reasonable request, any information respecting its and each of its subsidiaries' properties, assets, business, and affairs.

          5.14.4          Consents. Each of Chemical and Shoreline acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use all reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          5.14.5          Return and Retention. In the event of termination of this Plan of Merger, Chemical and Shoreline each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Chemical and Shoreline each agree to preserve intact all such materials that are returned to them and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

          5.15          Confidentiality. Except as provided below, Chemical and Shoreline each agree:

          5.15.1          Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

          5.15.2          No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

          5.15.3          Excepted Information. The provisions of this Section shall not preclude Chemical or Shoreline, or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency .

          5.15.4          Prohibit Insider Trading. Chemical and Shoreline shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Shoreline's stock until such information is properly disclosed to the public.

          5.16          Environmental Investigation. Chemical shall be permitted to conduct an environmental assessment of (a) each parcel included in the Premises; (b) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by Shoreline or any Subsidiary; and (c) any other real estate acquired by Shoreline Bank in satisfaction of a debt previously contracted. As to each such property:

          5.16.1          Preliminary Environmental Assessments. Chemical may, at its expense, engage an environmental consultant to conduct a preliminary ("Phase I") assessment of the property. Upon request, Shoreline and its Subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports in Shoreline's possession to Chemical's consultant for purposes of conducting the Phase I assessments.

          5.16.2          Environmental Risks. If there are any facts or conditions identified in a Phase I assessment that Chemical reasonably believes pose a current or future risk of liability, interference with use, or diminution of value of the property, then Chemical shall identify that risk to Shoreline, identify the facts or conditions underlying that risk, and provide Shoreline with a copy of the Phase I assessment for that property (an "Environmental Risk").

          5.16.3          Phase II and III Work. Chemical may obtain one or more estimates of the proposed scope of work and cost of any further environmental investigation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary, remediate an Environmental Risk ("Phase II and III Work"). Chemical shall provide copies of those estimates to Shoreline. The fees and expenses of any Phase II and III Work shall be allocated as agreed. Chemical and Shoreline shall cooperate in the review, approval, and implementation of all work plans for Phase II and III Work. All work plans for Phase II and III Work shall be mutually satisfactory to Chemical and Shoreline. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing. If the proposed work plans or removal or remediation actions would entail a material cost to complete, Chemical and Shoreline shall discuss a mutually acceptable modification to this Plan of Merger.

          5.16.4          Chemical's Termination Rights. If (a) Chemical and Shoreline are unable to agree upon the need for, or upon a course of action to complete, any Phase II and III Work, and/or a mutually acceptable modification to this Plan of Merger, and (b) Chemical cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures desired to be taken pursuant to Section 5.16.3 (Phase II and III Work); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or necessary to avoid future exposure to material liability under Environmental Laws; and (iii) after taking in account the remediation that would be undertaken under clause (ii) immediately above, all diminutions of the value of such properties resulting from an environmental impairment or liability; in the aggregate will not exceed $1,750,000, then Chemical may terminate this Plan of Merger as provided in Section (Environmental Risks).

          5.17          Termination of Employee Benefit Plans. Shoreline shall terminate the Shoreline 401(k) Plan and Shoreline Pension Plan (collectively, the "Shoreline Plans") as of a date prior to the Effective Time, if requested by Chemical to do so. Shoreline shall provide Chemical with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Chemical to complete the termination process of the Shoreline Plans as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letters with respect to the terminations of the Shoreline Plans (which termination applications shall be prepared by Chemical and its counsel with the participation and cooperation of Shoreline and its counsel), Chemical shall offer, if reasonably feasible, the participants in the Shoreline Plans the option to transfer or roll over their benefits into the Chemical retirement plans.

          5.18          Implementation Agreements. Shoreline shall use all reasonable efforts to obtain from its four senior executives who are parties to existing employment agreements with Shoreline, prior to execution of this Plan of Merger and as soon as possible thereafter, executed implementation agreements relating to the existing employment agreement, in the form previously agreed to by Chemical and Shoreline, providing for a general release, which release shall only become effective upon consummation of the Merger at the Effective Time (the "Implementation Agreements").

          5.19          Accounting and Tax Treatment.

          5.19.1          General. Chemical and Shoreline each agree that, except as expressly provided in this Plan of Merger, while this Plan of Merger is in effect, it shall not take or fail to take, or cause to be taken or fail to cause to be taken, any action if the result would be or present a material risk that the Merger would become disqualified for the pooling-of-interests method of accounting by Chemical or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided that nothing in this Plan of Merger shall limit Chemical's ability to exercise its rights under the Option Agreement. Chemical and Shoreline each agree to take such actions as may be reasonably required to negate the impact of any past or future actions taken prior to the Effective Time that might adversely impact the ability of Chemical to treat the Merger as a pooling-of-interests. Chemical shall continue its current practice of due care with respect to matters that could impact the ability to account for the Merger as a pooling-of-interests and shall consult with its independent accountants with respect to such matters.

          5.19.2          Specific Actions. Without limiting the foregoing:

          (a)          No Stock Purchases. Neither Chemical, any of Chemical's subsidiaries, Shoreline, nor the Subsidiaries, respectively, shall acquire any shares of Chemical Common Stock, Shoreline Common Stock, any securities convertible into such stock or any other rights to acquire such stock, except in a fiduciary capacity for a customer as to which it has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling-of-interests method of accounting and provided that no more than a permitted number of shares have been acquired for such permissible purposes; and

          (b)          No Change of Equity Interest. Neither Chemical nor Shoreline, respectively, shall in any manner change the equity interest of Chemical Common Stock or Shoreline Common Stock, respectively, between the date of this Plan of Merger and the consummation of the Merger, including without limitation distributions (other than ordinary and customary cash and stock dividends) to shareholders and additional issuances, exchanges, and retirements of securities.

          5.19.3          Stock Repurchase Programs. Immediately prior to the execution of this Plan of Merger, Chemical and Shoreline shall rescind their respective stock purchase programs and discontinue the repurchase of their respective shares under such programs and shall make appropriate public disclosures of such recission and discontinuation.

          5.20          Public Announcements. Chemical and Shoreline shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Chemical nor Shoreline shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS

                    All obligations of Chemical under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Chemical), prior to or at the Closing, of each of the following conditions:

          6.1          Renewal of Representations and Warranties, Etc.

          6.1.1          Representations and Warranties. The representations and warranties of Shoreline contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Shoreline Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          6.1.2          Compliance with Agreements. Shoreline shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Shoreline prior to or at the Closing in all material respects.

          6.1.3          Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Shoreline, dated as of the date of the Closing, certifying the foregoing in such detail as Chemical may reasonably request.

          6.2          Opinion of Legal Counsel. Shoreline shall have delivered to Chemical an opinion of Warner Norcross & Judd LLP, counsel for Shoreline, dated as of the date of the Closing and substantially in the form contained in Exhibit E, with only such changes as may be reasonably satisfactory to counsel for Chemical.

          6.3          Required Regulatory Approvals. Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Shoreline or Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Chemical.

          6.4          Shareholder Approval. The shareholders of Chemical and Shoreline, respectively, shall have approved this Plan of Merger.

          6.5          Order, Decree, Etc. Neither Chemical nor Shoreline shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          6.6          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Shoreline, a Subsidiary, or its or their respective directors and officers (in the capacity as such), properties, or businesses that there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Shoreline.

          6.7          Tax Matters. Chemical shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance to Chemical, substantially to the effect that:

          6.7.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Chemical and Shoreline will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          6.7.2          Assets' Tax Basis. The basis of the Shoreline assets in the hands of Chemical will be the same as the basis of those assets in the hands of Shoreline immediately prior to the Merger.

          6.7.3          No Gain or Loss. No gain or loss will be recognized by Chemical upon the receipt by Chemical of the assets of Shoreline in exchange for the Chemical Common Stock and the assumption by Chemical of the liabilities of Shoreline.

          6.7.4          Holding Period. The holding period of the assets of Shoreline in the hands of Chemical will include the holding period during which such assets were held by Shoreline. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from Shoreline and each Subsidiary.

          6.8          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          6.9          Certificate as to Outstanding Shares. Chemical shall have received one or more certificates dated as of the Closing date and signed by the secretary of Shoreline on behalf of Shoreline, and by the transfer agent for Shoreline Common Stock, certifying (a) the total number of shares of capital stock of Shoreline issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Shoreline Common Stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request.

          6.10          Change of Control Waivers. Chemical shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Shoreline upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a

Material Adverse Effect on Shoreline; and (b) each contract identified in Exhibit F (collectively, the "Designated Contracts"); all in form and substance reasonably satisfactory to Chemical.

          6.11          Pooling-of-Interests. Chemical shall have received (i) a letter addressed to Shoreline from Shoreline's independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Shoreline is eligible to participate in a pooling-of-interests combination and (ii) a letter addressed to Chemical from Chemical's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Shoreline's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions. Shoreline and Chemical agree to provide their respective independent public accountants with such information and documentation as may be reasonably requested for this purpose.

          6.12          Adjusted Shareholders' Equity. The Adjusted Shareholders' Equity of Shoreline shall equal or exceed the amount specified in Section (Decrease in Shoreline's Shareholders' Equity).

ARTICLE VII - CONDITIONS PRECEDENT TO SHORELINE'S OBLIGATIONS

          All obligations of Shoreline under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Shoreline), prior to or at the Closing, of each of the following conditions:

          7.1          Renewal of Representations and Warranties, Etc.

          7.1.1          Representations and Warranties. The representations and warranties of Chemical contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Chemical Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          7.1.2          Compliance with Agreements. Chemical shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Chemical prior to or at the Closing in all material respects.

          7.1.3          Certificates. Compliance with Sections (Representations and Warranties) and (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Chemical, dated as of the date of the Closing, certifying the foregoing in such detail as Shoreline may reasonably request.

          7.2          Opinion of Legal Counsel. Chemical shall have delivered to Shoreline an opinion of Currie Kendall Polasky Meisel PLC, counsel for Chemical, dated as of the date of the Closing and substantially in the form contained in Exhibit G, with only such changes as may be reasonably satisfactory to counsel for Shoreline.

          7.3          Required Regulatory Approvals. Shoreline and Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Shoreline and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.

          7.4          Shareholder Approval. Shoreline and Chemical shall have received the requisite approval of their respective shareholders of this Plan of Merger.

          7.5          Order, Decree, Etc. Neither Chemical nor Shoreline shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          7.6          Tax Matters. Shoreline shall have received a tax opinion from Warner Norcross & Judd LLP, reasonably satisfactory in form and substance to Shoreline, substantially to the effect that:

          7.6.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Chemical and Shoreline will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          7.6.2          No Gain or Loss. No gain or loss will be recognized by the shareholders of Shoreline upon the receipt of Chemical Common Stock in exchange for all of their shares of Shoreline Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

          7.6.3          Stock Tax Basis. The basis of the Chemical Common Stock to be received by shareholders of Shoreline will, in each instance, be the same as the basis of the respective shares of Shoreline Common Stock surrendered in exchange therefor.

          7.6.4          Holding Period. The holding period of the Chemical Common Stock received by shareholders of Shoreline will, in each instance, include the period during which the Shoreline Common Stock surrendered in exchange therefor was held, provided, that the Shoreline Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Shoreline at the Effective Time. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from Chemical and its subsidiaries.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by counsel from each party and its respective subsidiaries.

          7.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          7.8          Fairness Opinion. Shoreline shall have received an opinion from Keefe reasonably acceptable to Chemical, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Joint Proxy Statement, to the effect that the terms of the Merger are fair to Shoreline's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Shoreline shall have used all reasonable efforts to obtain such a fairness opinion.

          7.9          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of Shoreline upon consummation of the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

          7.10          Pooling-of-Interests. Shoreline shall have received (i) a letter addressed to it from its independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Shoreline is eligible to participate in a pooling-of-interests combination and (ii) a letter addressed to Chemical from Chemical's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Shoreline's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions.

ARTICLE VIII - ABANDONMENT OF MERGER

          This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of Shoreline and Chemical may have previously been obtained) as follows:

          8.1          Mutual Abandonment. By mutual consent of the boards of directors, or duly authorized committees thereof, of Chemical and Shoreline.

          8.2          Upset Date. By either Chemical or Shoreline if the Merger shall not have been consummated on or before March 31, 2001 and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

          8.3          Chemical's Rights to Terminate. By Chemical under any of the following circumstances:

          8.3.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VI have not been met or waived by Chemical, at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

          8.3.2          Environmental Risks. If Chemical has given Shoreline notice of termination based on an unacceptable Environmental Risk, as provided in Section (Chemical's Termination Rights ).

          8.3.3          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          8.3.4          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Shoreline.

          8.3.5          Community Reinvestment Act Rating. If, prior to the Closing, Shoreline Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Low Satisfactory" or, if the report of examination is still pending on the date of the Closing, Chemical is unable to satisfy itself that Shoreline Bank will receive a rating of Low Satisfactory or better.

          8.4          Shoreline's Rights to Terminate. By the board of directors, or a duly authorized committee thereof, of Shoreline under any of the following circumstances:

          8.4.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VII have not been met or waived by Shoreline at such time as such condition can no longer be satisfied notwithstanding Shoreline's reasonable efforts to comply with those covenants given by Shoreline in this Plan of Merger.

          8.4.2          Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of Shoreline or Chemical.

          8.4.3          Upset Condition. If Shoreline has given notice of termination without resolution pursuant to Section 2.3 (Rights in Upset Condition).

          8.4.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          8.4.5          Community Reinvestment Act Rating. If, prior to the Closing, any of the banking subsidiaries of Chemical is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Low Satisfactory" or, if the report of examination is still pending on the date of the Closing, Shoreline is unable to satisfy itself that such bank or banks will receive a rating of Low Satisfactory or better.

          8.4.6          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Chemical.

          8.5          Effect of Termination. In the event of termination of this Plan of Merger by either Shoreline or Chemical as provided in this Article, this Plan of Merger shall forthwith have no effect, and none of Shoreline, Chemical, any of their respective subsidiaries, or any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of

Merger, or in connection with the transactions contemplated by this Plan of Merger (other than the Option Agreement), except that (a) the Option Agreement and Sections 5.9 (Indemnification and Insurance) (Confidentiality), (Effect of Termination), (Nonsurvival of Representations, Warranties, and Agreements), and (Expenses), shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Shoreline nor Chemical shall be relieved or released from any of its liabilities or damages arising out of a known breach of a representation and warranty or a breach of any other provision of this Plan of Merger.

ARTICLE IX - MISCELLANEOUS

          Subject to the terms and conditions of this Plan of Merger, Chemical and Shoreline further agree as follows:

          9.1          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Chemical and its subsidiaries, taken as a whole, or Shoreline and its subsidiaries, taken as a whole, as the case may be; or (b) the ability of Chemical or Shoreline, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) incurred or paid without violation of the representations, warranties or covenants contained in this Plan of Merger.

          9.2          "Knowledge" Defined. As used in this Plan of Merger, the term "knowledge " means the actual knowledge of any director or officer (as that term is defined in Rule 16a-1 of the Exchange Act) of Shoreline or Chemical, as the case may be.

          9.3          Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Shoreline Affiliate Agreements, Implementation Agreements, and those covenants and agreements contained herein and therein that, by the terms hereof and thereof, apply or are to be performed in whole or in part after the Effective Time.

          9.4          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Chemical and Shoreline, executed by the respective officers thereunto duly authorized, at any time prior to the Effective Time.

          9.5          Expenses. Except as otherwise provided in this Plan of Merger, Shoreline and Chemical shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Chemical. The costs of printing and mailing the Prospectus and Joint Proxy Statement to their respective shareholders shall be borne by Chemical and by Shoreline.

          9.6          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Shoreline, the subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

          9.7          Jurisdiction; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Chemical and Shoreline each hereby agree not to assert any defense of improper jurisdiction or venue and each waive their right to a trial by jury.

          9.8          Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

          9.9          Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Shoreline:	With a copy to:

Shoreline Financial Corporation Attention: Dan L. Smith 823 Riverview Drive Benton Harbor, MI 49022	Warner Norcross & Judd LLP Attention: Gordon R. Lewis 111 Lyon Street, N.W., Suite 900 Grand Rapids, MI 49503-2489

Facsimile: (616) 934-1058 Telephone: (616) 934-7386	Facsimile: (616) 752-2500 Telephone: (616) 752-2752

If to Chemical:	With a copy to:

Chemical Financial Corporation Attention: Aloysius J. Oliver President and CEO 333 East Main Street P.O. Box 569 Midland, MI 48640-0569	Currie Kendall Polasky Meisel, PLC Attention: William C. Collins P.O. Box 2765 6024 Eastman Avenue Midland, MI 48641-2765

Facsimile: (517) 839-5255 Telephone: (517) 839-5352	Facsimile: (517) 832-0077 Telephone: (517) 839-0300

          9.10          Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

          9.11          Entire Agreement. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person.

          9.12          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Chemical and Shoreline and their respective successors. Except to the extent provided in Section (Indemnification and Insurance), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Chemical and Shoreline any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

          9.13          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

          9.14          Further Assurances; Privileges. Each of Chemical and Shoreline shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

          9.15          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

          9.16          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Midland, Michigan.

          9.17          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

* * *

          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Agreement and Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION By /s/ Alan W. Ott Alan W. Ott, Chairman

By /s/ Aloysius J. Oliver Aloysius J. Oliver, President and Chief Executive Officer

SHORELINE FINANCIAL CORPORATION By /s/ Dan L. Smith Dan L. Smith, Chairman and Chief Executive Officer